EXHIBIT  99.1

99 CENTS ONLY STORES(R) REPORTS FIRST QUARTER 2004 EARNINGS PER SHARE OF $.13 AFTER A PROVISION FOR ESTIMATED LITIGATION SETTLEMENT OF $.05 PER SHARE.

     CITY OF COMMERCE, CA - April 20, 2004 - 99 Cents Only Stores(R) (NYSE:NDN) reported first quarter net income per share of $.13 on net income of $9.3 million compared to earnings per share in the first quarter of 2003 of $.20 on net income of $14.6 million.
     Earnings per share for the quarter were impacted by $.05 resulting from a reserve established for the settlement of the previously disclosed California class action wage and hour case, as described in Item 3 and Footnote 9 Commitments and Contingencies to the Financial Statements in the Company's Form 10K filed March 15, 2004. Earnings were also impacted $.02 from results of the Company's Texas operation.
     President Eric Schiffer said, "Our Texas operation had a net loss of $1.2 million on sales of $11.5 million. Houston store sales have not improved sufficiently to absorb operating and administrative costs. Results were also negatively affected by two store grand openings on the last day of the quarter.
     We are new to Houston and our challenge has been to introduce our unique concept to this marketplace. Thus far, we have fallen short of our plan. However, we have identified specific sales and marketing strategies that we believe will have a beneficial impact on our Houston operation. The sales run rate for the initial Dallas store opened this January is comparable to the non-Texas new store average.
     We are focused on and committed to making Texas a highly profitable region of stores. By June, we plan to implement a new sales strategy in Texas, which we believe will help to increase sales and profits. This new merchandising policy will allow us to better highlight the great values in our stores and to competitively offer more non-standard as well as standard sizes of commodity items. Of course, nothing will be sold for over 99 cents.
     Additionally, to help improve sales we recently revised our weekly Houston newspaper ad and initiated several direct mail advertising flyers for all stores outside of Southern California, including Texas. We also recently rolled out to all of our stores two exciting new merchandising sections.
     During 2004 we plan to grow our square footage by 25% by opening 48 new 99 Cents Only Stores with approximately 12 in Houston and 13 in Dallas, Texas, 17 in California, 5 in Arizona and 1 in Nevada. The Company opened 10 stores in the first quarter. One of these new stores, located in Northern California, achieved record sales for its first week of business. The Company plans to open 13 stores in the second quarter, 15 in the third quarter and 10 in the fourth quarter."
     Total net sales during the first quarter increased $33.6 million or 17.1% to $230.1 million. Retail sales increased $34.1 million or 18.5% to $218.8 million. Sales of grocery products and household items accounted for the majority of the growth. Same stores sales in the first quarter increased .2%.
     First quarter 2004 total gross margin was 39.8%, compared to 40.4% in 2003. Retail gross margin for the first quarter was 40.9%, versus 41.7% in 2003. This change primarily results from category mix shifts with continued focus on grocery. Retail gross margin percent was negatively impacted by .4% due to the increase in the grocery sales mix. Also volume variances on health and beauty care and on import items, including house-wares, had a .4% adverse impact on gross margin.
     Operating income was $13.7 million, or 5.9% of sales in the 2004 period versus $22.9 million in the 2003 period. Retail store expenses increased $9.7 million on the addition of 44 more stores over first quarter 2003. Distribution costs increased $3.2 million. Distribution costs include $1.0 million for the Texas operation, a $0.9 million increase in delivery costs to the non-Texas stores outside of Southern California, $.3 million of additional freight from the Los Angeles DC to the Texas DC and a $1.0 million increase in labor in the Los Angeles distribution center. Other administrative costs increased $6.3 million, which includes a $6.0 million litigation reserve as mentioned above. As a percentage of net sales, operating expenses increased to 33.9% from 28.8% in 2003.
     Net income in the first quarter of 2004 decreased to $9.3 million on total sales of $230.1 million, compared to net income of $14.6 million on total sales of $196.4 million in 2003.

GUIDANCE  FOR  Q2,  Q3  AND  Q4  2004
-------------------------------------

     Total sales for the full year 2004, including wholesale sales, are projected in the range of $1.01 billion to $1.03 billion. Comparable store sales for the year are projected at 0% to 2%. The tax rate for 2004 as well as each quarter is estimated at 39.5%. Fully diluted share count is projected at
74.0 million. EPS for 2004 is reprojected to be in the range of $0.76 to $0.79 as a result of the above noted provision for estimated litigation settlement and for a revision to estimated annual sales for 2004. Total depreciation for the 2004 is estimated in the range of $34 million to $36 million. Capital expenditures  for  2004  are  estimated to be in the range of $70 - $80 million.
     Total sales for the second quarter, including wholesale, are projected in the range of $242.3 to $247.3 million. Comparable store sales are projected at -1% to 1%. The company plans to open 13 stores in the second quarter. Total gross margin for the second quarter is projected in the range of 39.0% to 39.5%. Total SG&A expenses including depreciation are projected at 29.7% to 29.8%.
Fully diluted share count is projected at 73.6 million and EPS for the second quarter is projected in the range of $0.19 to $0.20.
     Total sales for the third quarter, including wholesale, are projected in the range of $252.4 to $257.5 million. Comparable store sales are projected at 1% to 2%. The company plans to open 15 stores in the third quarter. Total gross margin for the third quarter is projected in the range of 39.0% to 39.3%. Total SG&A expenses including depreciation are projected at 30.8% to 30.9%.
Fully diluted share count is projected at 74.5 million and EPS for the third quarter is projected in the range of $0.17 to $0.18.
     Total sales for the fourth quarter, including wholesale, are projected in the range of $290.1 to $295.0 million. Comparable store sales are projected at 1% to 3%. The company plans to open 10 stores in the fourth quarter. Total gross margin for the fourth quarter is projected in the range of 40.6% to 40.8%. Total SG&A expenses including depreciation are projected at 29.4% to 29.5%. Fully diluted share count is projected at 74.8 million and EPS for the fourth quarter is projected in the range of $0.27 to $0.28.
     The above estimated 2004 quarterly results do not reflect provision if any, developing from any adverse outcome of other matters discussed in Footnote 9 Commitments and Contingencies to the Financial Statements in the Company's Form 10K.
     A conference call to discuss this earnings release is scheduled for today Tuesday, April 20, 2004, at 8:00 AM Pacific Time. If you would like to participate in this conference call, please phone the Link conference call operator at 1-206-315-1857 about nine minutes before the call is scheduled to begin. A recorded version of the call will be made available four hours after completion of the call and will remain on-line for 7 days until April 27, 2004. To access the recorded version, dial 1-913-383-5767 PASSCODE: 4071
     99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 197 retail stores in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Cents Only Stores emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores. The Company's first Fort Worth area store will open this Thursday April 22 in Colleyville, Texas.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to identify and obtain leases for new stores, the ability of the Company to acquire inventory at favorable costs, and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               99 CENTS ONLY STORES
                               STATEMENTS OF INCOME
                 (Amounts in thousands except per share amounts)

                                                  Three Months Ended March 31
                                                          (Unaudited)
                                                    2004              2003
                                               ----------------  ----------------
Net sales:
    99 Cents Only Stores                       $218,812   95.1%  $184,713   94.0%
    Bargain Wholesale                            11,238    4.9%    11,710    6.0%
                                               --------  ------  --------  ------
                                                230,050  100.0%   196,423  100.0%
Cost of sales                                   138,417   60.2%   117,025   59.6%
                                               --------  ------  --------  ------
    Gross profit                                 91,633   39.8%    79,398   40.4%

Selling, General and Administrative Expenses:
      Operating expenses                         70,518   30.7%    51,349   26.2%
      Depreciation                                7,453    3.2%     5,134    2.6%
                                               --------  ------  --------  ------
                                                 77,971   33.9%    56,483   28.8%
                                               --------  ------  --------  ------
      Operating income                           13,662    5.9%    22,915   11.6%

Interest & other income (expense) net             1,596    0.7%     1,194    0.6%

 Income before income taxes                      15,258    6.6%    24,109   12.2%
 Provision for income taxes                       5,973    2.6%     9,500    4.8%
                                               --------  ------  --------  ------
 Net income                                    $  9,285    4.0%  $ 14,609    7.4%
                                               ========  ======  ========  ======

Basic earnings per share
    Net income                                 $   0.13          $   0.21
                                               ========          ========

Diluted earnings per share
    Net income                                 $   0.13          $   0.20
                                               ========          ========

Weighted average number of
   Common shares outstanding:
    Basic                                        72,064            70,469
    Diluted                                      72,717            71,536

                                  99 CENTS ONLY STORES
                                     BALANCE SHEETS
                                      (Unaudited)
                                 (Amounts in thousands)

                                                  March 31,   December 31,   March 31,
                                                     2004         2003          2003
                                                  ----------  -------------  ----------
ASSETS:
Cash                                              $      393  $         318  $      289
Short-term investments                               135,921        145,670     140,429
Receivables, net                                       2,447          2,245       2,670
Due from shareholder                                       -              -         735
Income tax receivable                                      -            841           -
Deferred income tax                                   15,927         15,927      11,927
Inventories                                          116,189        107,409      86,523
Other current assets                                   3,520          2,717       2,630
                                                  ----------  -------------  ----------
      Total current assets                           274,397        275,127     245,203

Property and Equipment, net                          204,840        202,565     157,811

Long term investments                                 63,625         52,789      34,217

Other assets                                          18,292         22,757      18,921
                                                  ----------  -------------  ----------
      Total assets                                $  561,154  $     553,238  $  456,152
                                                  ==========  =============  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current portion of capitalized lease              $       40  $          40  $       40
Accounts payable                                      14,889         27,903      13,381
Accrued expenses                                      19,552         12,963       9,536
Workers compensation                                  16,329         16,319       8,034
Income tax payable                                     4,255              -       6,907
Due to shareholder                                         -              -           -
                                                  ----------  -------------  ----------
      Total current liabilities                       55,065         57,225      37,898

Deferred rent                                          2,520          2,460       2,270
Capitalized lease obligation                           1,542          1,553       1,586
Deferred  compensation                                 2,279          2,114       1,220
                                                  ----------  -------------  ----------
                                                       6,341          6,127       5,076

Shareholders' equity                                 499,748        489,886     413,178
                                                  ----------  -------------  ----------


      Total liabilities and shareholders' equity  $  561,154  $     553,238  $  456,152
                                                  ==========  =============  ==========

                                          99 CENTS ONLY STORES
                                        STATEMENTS OF CASH FLOWS
                                               (Unaudited)
                                          (Amounts in thousands)

                                                                                       Quarter Ended
                                                                                         March 31,
                                                                                      2004       2003
                                                                                    ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                       $  9,285   $ 14,609
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . .     7,453      5,134
       Tax benefit from exercise of non qualified employee stock options                 193        847
 Changes in assets and liabilities associated with operating activities:
   Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (202)        83
   Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (8,780)    (3,346)
   Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,662       (273)
   Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (13,014)    (3,565)
   Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,589       (622)
   Due  from shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         -        497
   Workers' compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10        310
   Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,096      3,389
   Deferred compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       165          -
   Deferred rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        60         60

     Net cash provided by operating activities . . . . . . . . . . . . . . . . . .    10,517     17,123

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment . . . . . . . . . . . . . . . . . . . . . . .    (9,728)   (35,385)
 Sales (purchases) of short and long term investments. . . . . . . . . . . . . . .    (1,087)     9,434
    Investments in partnerships                                                            -         36

     Net cash used in investing activities . . . . . . . . . . . . . . . . . . . .   (10,815)   (25,915)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of capital lease obligation. . . . . . . . . . . . . . . . . . . . . . .       (11)       (11)
 Proceeds from exercise of stock options . . . . . . . . . . . . . . . . . . . . .       384      1,107

     Net cash provided by financing activities . . . . . . . . . . . . . . . . . .       373      1,096

NET INCREASE (DECREASE) IN CASH. . . . . . . . . . . . . . . . . . . . . . . . . .        75     (7,696)
CASH, beginning of period. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       318      7,985

CASH, end of period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    393   $    289



NOTE TO EDITORS: 99 CENTS ONLY STORES(R) NEWS RELEASES AND INFORMATION AVAILABLE
                        ON THE INTERNET AT WWW.99ONLY.COM
   CONTACT: 99 CENTS ONLY STORES(R), CITY OF COMMERCE, CALIFORNIA, ANDY FARINA,
                          CFO, 323/881-9933 -99 CENTS--


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